Exhibit to Accompany
Sub-Item 77(O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-08397
Period October 01, 2003 through March 31, 2004

Name of Issuer: Taiwan Semiconductor
Date of Offering:11/11/03
Date of Purchase:11/11/03
Underwriter from whom purchased: Merrill Lynch,
ABN Amro, CS First Boston, JP Morgan, Goldman Sachs
"Affiliated Underwriter" in the syndicate: Banc of America
     Securities LLC
Aggregate principal amount of purchase:	Internationsl Opportunities
Fund $214,625
Aggregate principal amount of offering: $100 million ADSs
Purchase price (net of fees and expenses):$10.77 / share
Commission, spread or profit:	$0.1185 / share